CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Siren ETF Trust and to the use of our report dated May 25, 2022 on the financial statements and financial highlights of Siren DIVCON Leaders Dividend ETF, Siren DIVCON Dividend Defender ETF and Siren Nasdaq NexGen Economy ETF, each a series of shares of beneficial interest in Siren ETF Trust. Such financial statements and financial highlights appear in the March 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

July 29, 2022